EXHIBIT 99(a)

FOR IMMEDIATE RELEASE

CODDLE CREEK FINANCIAL CORP. EXTENDS

ODD-LOT TENDER OFFER

Mooresville, North Carolina – (October 28, 2003) – Coddle Creek Financial Corp. (OTCBB: CDLC) today announced that the expiration date of its tender offer for the purchase of all shares of its common stock held by persons owning 99 or fewer shares as of the close on September 19, 2003 has been extended to 12:00 p.m., Eastern Standard Time, on November 10, 2003. The offer had been scheduled to expire at 5:00 p.m., Eastern Standard Time, on Wednesday, October 29, 2003. The Company will pay $38.00 for each share purchased in the tender offer. The offer is not conditioned on the receipt of any minimum number of tenders.

In commenting on the results of the offer to date, George W. Brawley Jr., President and Chief Executive Officer of Coddle Creek, stated: “We have received an excellent response so far in connection with this tender offer and are encouraged that we should accomplish our goals. For this reason, we have extended the offer to allow eligible shareholders who want to participate the ability to do so as we have received expressions of interest from eligible shareholders who have not yet tendered their shares pursuant to this offer.”

If, after completion of the tender offer, Coddle Creek Financial Corp. has fewer than 300 stockholders of record, the Company intends to terminate the registration of its common stock under the Securities and Exchange Act of 1934, as amended, and become a non-reporting company. If that occurs, the Company will no longer file periodic reports with the Securities and Exchange Commission, including annual reports on Form 10-KSB, and quarterly reports on Form 10-QSB, and it will no longer be subject to the SEC’s proxy rules.

Coddle Creek Financial Corp. has filed an amended Schedule 13E-3 with the SEC in connection with this tender offer as a result of the extended expiration date and in response to comments received from the SEC, which includes a revised Offer to Purchase for Cash and related materials discussing this odd lot offer in more detail. Shareholders and investors are urged to read these materials since they contain important information including the various terms and conditions of the offer. The amended Schedule 13E-3 can be retrieved from the SEC’s website (www.sec.gov) or from Coddle Creek Financial Corp.

Questions or requests for additional documents may also be directed to Triangle Capital Partners, LLC, the Information Agent for the tender offer, by telephone at (800) 339-4408 (toll free) or in writing at 3600 Glenwood Avenue, Suite 104, Raleigh, North Carolina 27612.

This press release is for informational purposes only and is not an offer to buy or a solicitation of an offer to sell any shares of Coddle Creek Financial Corp.’s common stock. The offer is being made solely by the Offer to Purchase (as amended and restated) and the accompanying letter of transmittal delivered to shareholders.